Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747

Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated March 14, 2007

Performance Securities with Contingent Protection
UBS AG $• Securities linked to the S&P 500® Index due on or about March 30, 2012

Issuer (Booking Branch):	UBS AG (Jersey Branch)

Term; Maturity Date:	5 years; We currently expect the maturity date to be March 30, 2012

Coupon:	We will not pay you interest during the term of the Securities.

Underlying Index:

The return of the Securities is linked to the performance of the S&P 500® Index (the “Index”). The S&P 500® Index is published by Standard & Poor’s, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Payment at Maturity:

At maturity, you will receive a cash payment, the amount of which will depend upon the performance of the Index and whether the Index has closed below the Trigger Level on any trading day during the Observation Period:

† If the Index Return is positive, you will receive your principal plus a return equal to the Participation Rate times the Index Return: $10.00 + ($10.00 × Participation Rate × Index Return)

† If the Index Return is zero, you will receive your principal: $10.00

† If the Index Return is negative and the Index level never closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal: $10.00

†

If the Index Return is negative and the Index level closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal reduced by that negative Index Return:
$10.00 + ($10.00 × Index Return)

The likelihood of the Index level closing below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index—the frequency and magnitude of changes in the level of the Index. You will lose some, and may lose all, of your principal at maturity if the Index Return is negative and the Index level has closed below the Trigger Level on any trading day during the Observation Period.

Trigger Level:	•, which is 50% of the Index Starting Level.

Participation Rate:	The Participation Rate will be between 100% and 110%, to be determined on or about March 23, 2007 (the “trade date”).

Observation Period:	The period starting on the trade date and ending on, and including, a date we currently expect to be March 23, 2012, (the “final valuation date”).

Index Return:	Index Ending Level – Index Starting Level

Index Starting Level

Index Starting Level:	•, the closing level of the Index on the trade date.

Index Ending Level:	The closing level of the Index on or about March 23, 2012 (the “final valuation date”).

No Listing:	The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

CUSIP Number:	90261J376

ISIN Number:	US90261J3766

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The securities offered hereby are classified by UBS as a Performance Solution for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on S-3.

See “Risk Factors” beginning on page S-8 for risks related to an investment in the Securities.

The offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to	Underwriting	Proceeds to
	Public	Discount	UBS AG
Per Security	100%	3.50%	96.50%
Total

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Supplement dated March •, 2007

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Performance Securities with Contingent Protection?

The Performance Securities with Contingent Protection (the “Securities”) are medium-term notes issued by UBS AG. The return on the Securities is linked to the performance of the S&P 500® Index (the “Index”). The S&P 500® Index is published by Standard & Poor’s, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The return on the Securities will depend on (1) the return of the Index and (2) whether the Index closes below a level (the “Trigger Level”) which is 50% of the closing level of the Index on or about March 23, 2007 (the “trade date”) on any trading day during the period starting on the trade date and ending on, and including, a date we currently expect to be March 23, 2012 (the “final valuation date”) (such period, the “Observation Period”).

†	If the Index Return is positive, you will receive your principal plus a return equal to the Participation Rate times the Index Return: $10.00 + ($10.00 × Participation Rate × Index Return)

†	If the Index Return is zero, you will receive your principal: $10.00

†	If the Index Return is negative and the Index level never closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal: $10.00

†

If the Index Return is negative and the Index level closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal reduced by that negative Index Return:
$10.00 + ($10.00 × Index Return)

The likelihood of the Index level closing below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index—the frequency and magnitude of changes in the level of the Index. You will lose some, and may lose all, of your principal at maturity if the Index Return is negative and the Index level has closed below the Trigger Level on any trading day during the Observation Period.

The “Trigger Level” equals •, which is 50% of the Index Starting Level.

If the Index Return is positive, the “Participation Rate” will be between 100% and 110%, to be determined on the trade date.

The “Index Return” will equal:

Index Ending Level – Index Starting Level

Index Starting Level

The “Index Starting Level” equals •, the closing level of the Index on the trade date.

The “Index Ending Level” will equal the closing level of the Index on or about March 23, 2012 (the “final valuation date”).

The “Observation Period” is the period starting on the trade date and ending on, and including, the final valuation date.

For a further description of how your payment at maturity will be calculated, see “How do the Securities perform at Maturity?” beginning on page S-5 and “Specific Terms of the Securities—Payment at Maturity” beginning on page S-18.

Selected Purchase Considerations

†

Growth Potential—The Securities are offered by UBS for investors who seek to fully participate in any potential appreciation of the Index, as measured by the difference in the closing level of the Index on the trade date relative to the final valuation date.

†

Contingent Principal Protection—Your principal will be protected only if you hold the Securities to maturity and the closing level of the Index does not close below the Trigger Level on any trading day during the Observation Period.

†

Minimum Investment—Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

What are some of the risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” on page S-8.

†

You may lose some or all of your principal—If the Index closes below the Trigger Level on any trading day during the Observation Period, the Securities will be fully exposed to any decline in the level of the Index. Accordingly, if the Index closes below the Trigger Level on any trading day and the Index Return is negative, you will lose some or all of your investment.

†

Principal protection ONLY in limited circumstances—Your principal will be protected only if the Index never closes below the Trigger Level on any trading day during the Observation Period and the Securities are held to maturity.

†

Market risk—The return on the Securities, which may be positive or negative, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive or negative.

†

No interest or dividend payments—You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the “Index Constituent Stocks”).

†

There may be little or no secondary market for the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.

The Securities may be a suitable investment for you if:

†	You seek an investment that is exposed to the full upside performance of the Index and you are willing to make an investment that is exposed to the full downside performance risk of the Index.

†	You believe that the Index will appreciate over the term of the Securities.

†	You are willing to hold the Securities to maturity.

†	You do not seek current income from your investment.

†	You are willing to invest in the Securities based on the range indicated for the Participation Rate (to be determined on the trade date).

The Securities may not be a suitable investment for you if:

†	You are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

†	You believe that the Index is unlikely to appreciate over the term of the Securities.

†	You are unable or unwilling to hold the Securities to maturity.

†	You seek current income from your investment.

†	You seek an investment for which there will be an active secondary market.

†	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

†	You seek an investment that is 100% principal protected.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

†

Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

†

Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

†

Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

†	Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Buffer protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page S-25.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid cash-settled forward contract with respect to the Index. If the Securities are so treated, you would generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page S-26.

How do the Securities perform at Maturity?

Hypothetical Examples

The following examples illustrate the hypothetical performance of the Securities at maturity based on the assumptions described below.

Term:	5 Years
Index:	S&P 500 Index
Principal Amount:	$10.00 per Security
Trigger Level:	50% of the Index Starting Level
Participation Rate:	105% (the actual Participation Rate will be
determined on the trade date)
Index Return:	Index Ending Level – Index Starting Level

Index Starting Level
Observation Period:	The period starting on the trade date and ending
on, and including, the final valuation date.

Example 1: Index Return is 50% and the Index has closed below the Trigger Level during the Observation Period

Calculation of total return at maturity per $10.00 principal amount of the Securities

Since the Index Return is positive, the cash payment at maturity per $10.00 Security will be equal to:

$10 + ($10 × Participation Rate × Index Return)
= $10.00 + ($10 × 105% × 50%)
= $15.25

Therefore, Investor receives $15.25 at maturity of the Securities (a 52.50% total return on investment).

Example 2: Index Return is –50% and the Index has closed below the Trigger Level during the Observation Period

Calculation of total return at maturity per $10.00 principal amount of the Securities

Since the Index has closed below the Trigger Level during the Observation Period, the cash payment at maturity per $10.00 Security will be equal to:

$10 + ($10 × Index Return)
= $10.00 + ($10 × –50%)
= $5.00

Therefore, Investor receives $5.00 at maturity (a 50% loss on investment).

Example 3: Index Return is 20% and the Index has closed below the Trigger Level during the Observation Period

Calculation of total return at maturity per $10.00 principal amount of the Securities

Since the Index Return is positive, the cash payment at maturity per $10.00 Security will be equal to:

$10 + ($10 × Participation Rate × Index Return)
= $10.00 + ($10 × 105% × 20%)
= $12.10

Investor receives $12.10 at maturity of the Securities (a 21% total return on investment).

Example 4: Index Return is –20% and the Index has not closed below the Trigger Level during the Observation Period

Calculation of total return at maturity per $10.00 principal amount of the Securities

Since the Index has not closed below the Trigger Level during the Observation Period, the cash payment at maturity per $10.00 Security will be equal to:

Principal Amount
= $10

Investor receives $10.00 at maturity of the Securities (a 0% total return on investment).

Hypothetical sensitivity table of the Securities at maturity

The table below is based on the following assumptions:

Assumptions
Investment Term:	5 Years
S&P 500 Starting Level:	1400.00	the actual Index Starting Level will be determined on the trade date
Principal Amount:	$10.00	per Security
Trigger Level:	700.00	(50% of the Index Starting Level)
Participation Rate:	105.00%	the actual Participation Rate will be determined on the trade date
Index Performance:	100% to –100%
Observation Period:	The period starting on the trade date and ending, on and including, the final valuation date

Index Price Return		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]

Index Level	Index Return[3]	Payment at Maturity	Security Total Return at Maturity	Payment at Maturity	Security Total Return at Maturity

$2,800.00	100%	$20.50	105%	$20.50	105%
$2,660.00	90%	$19.45	95%	$19.45	95%
$2,520.00	80%	$18.40	84%	$18.40	84%
$2,380.00	70%	$17.35	74%	$17.35	74%
$2,240.00	60%	$16.30	63%	$16.30	63%
$2,100.00	50%	$15.25	53%	$15.25	53%

$1,960.00	40%	$14.20	42%	$14.20	42%

$1,820.00	30%	$13.15	32%	$13.15	32%
$1,680.00	20%	$12.10	21%	$12.10	21%
$1,540.00	10%	$11.05	11%	$11.05	11%

$1,400.00	0%	$0.00	0%	$0.00	0%

$1,260.00	–10%	$10.00	0.00%	$9.00	–10%
$1,120.00	–20%	$10.00	0.00%	$8.00	–20%
$980.00	–30%	$10.00	0.00%	$7.00	–30%
$840.00	–40%	$10.00	0.00%	$6.00	–40%
$700.00	–50%	$10.00	0.00%	$5.00	–50%
$560.00	–60%	na	na	$4.00	–60%
$420.00	–70%	na	na	$3.00	–70%
$280.00	–80%	na	na	$2.00	–80%
$140.00	–90%	na	na	$1.00	–90%
$0.00	–100%	na	na	$0.00	–100%

1)	Index does not close below the Trigger Level on any day during the Observation Period.

2)	Index Level closes below the Trigger Level on any day during the Observation Period.

3)	The Index Return excludes any cash dividend payments.

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the S&P 500 Index® (the “Index”) and you may lose some or all of the principal amount you invest. Investing in the Securities is not equivalent to investing directly in the Index. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

You may lose some or all of your principal. If the Index closes below the Trigger Level on any trading day during the Observation Period, the Securities will be fully exposed to the downside performance risk of the Index.

With an investment in the Securities, you bear the risk of losing some or all of your principal invested if the Index closes below • (the “Trigger Level,” which is 50% of the Index Starting Level) on any trading day during the Observation Period. Under these circumstances, you will receive a cash payment at maturity such that the return on your Securities will equal the Index Return. Accordingly, if the Index has closed below the Trigger Level on any trading day during the Observation Period and the Index has declined over the term of the Securities (i.e., the Index Ending Level is lower than the Index Starting Level), you will lose some of or all of your investment. Your principal will be protected only if the Index never closes below the Trigger Level on any trading day during the Observation Period and you hold your Securities until maturity.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control and interrelate in complex ways, will influence the market value of the Securities. We expect that generally the level of the Index on any day and whether the Index has previously closed below the Trigger Level will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

†	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

†	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;

†	the composition of the Index and changes in the Index Constituent Stocks;

†	the market prices of the Index Constituent Stocks;

†

the dividend rate paid on the Index Constituent Stocks (while not paid to the holders of the Securities, dividend payments on the Index Constituent Stocks may influence the market price of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Securities);

†	interest rates in the market;

†	the time remaining to the maturity of the Securities;

†	the creditworthiness of UBS;

†	the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

†	economic, financial, political, regulatory, judicial or other events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

Risk Factors

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

There may not be an active trading market in the Securities—Sales in the secondary market may result in significant losses

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Owning the Securities is not the same as owning the Index Constituent Stocks.

The return on your Securities may not reflect the return you would realize if you actually owned the Index Constituent Stocks and held such investment for a similar period because the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Securities declines.

Changes that affect the Index will affect the market value of the Securities and the amount you will receive at maturity.

The policies of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Securities at maturity, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the Index, or if S&P discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index ending level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent—which initially will be UBS Securities LLC, an affiliate of UBS—may determine the Index ending level or fair market value of the Securities—and thus the amount payable at maturity—in a manner it considers appropriate, in its sole discretion.

Risk Factors

UBS and its affiliates have no affiliation with S&P and are not responsible for its public disclosure of information.

UBS and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in “The S&P 500® Index” on page S-13) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event” on page S-19 and “Specific Terms of the Securities—Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation” on page S-21. S&P is not involved in the offer of the Securities in any way and has no obligation to consider your interests as an owner of the Securities in taking any actions that might affect the value of your Securities.

We have derived the information about S&P and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this prospectus supplement. You, as an investor in the Securities, should make your own investigation into the Index and S&P.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on the Index Constituent Stocks or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-23, we or one or more affiliates may hedge our obligations under the Securities by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Index Constituent Stocks and/or the level of the Index, and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the

Risk Factors

market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Securities. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the underlying assets, index or indices to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and into the underlying assets, index or indices to which the Securities are linked.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-3, “Supplemental U.S. Tax Considerations” on page S-25, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The formula for determining the payment at maturity does not take into account all developments in the Index.

Changes in the Index during the term of the Securities before the final valuation date will not be reflected in the calculation of the amount payable, if any, at maturity, other than for purposes of determining whether the Index has closed below the Trigger Level on any trading day during the Observation Period.

Risk Factors

The return on your Securities may not reflect the return you would realize if you actually owned the Index Constituent Stocks and held such investment for a similar period because the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Securities declines.

The calculation agent will calculate the Index Return, and thus the payment at maturity, by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other Index levels will be taken into account. As a result, you may lose some or all of your investment even if the Index has risen at certain times during the term of the Securities before falling to a level below the Index Starting Level on the final valuation date if the Index has closed below the Trigger Level on any trading day during the Observation Period.

You will not receive interest payments on the Securities or dividend payments on the Index Constituent Stocks or have shareholder rights in the Index Constituent Stocks.

You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Securities, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

The calculation agent can postpone the determination of the Index ending level or the maturity date if a market disruption event occurs on the final valuation date.

The determination of the Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days.

If the determination of the Index ending level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event” on page S-19.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Securities. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” on page S-22. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The S&P 500® Index

We have derived all information regarding the S&P 500® Index (the “Index”) contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the “Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 28, 2007, 424 companies or 85.7% of the Index by market capitalization traded on the New York Stock Exchange, 76 companies or 14.3% of the Index by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the Index by market capitalization traded on the American Stock Exchange. As of February 28, 2007, the Index represented approximately 74% of the market value of S&P’s internal database of over 6,956 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,956 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (89), Consumer Staples (38), Energy (33), Financials (88), Health Care (56), Industrials (51), Information Technology (75), Materials (29), Telecommunication Services (9) and Utilities (32). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

Computation of the Index

S&P currently computes the Index as of a particular time as follows:

†

the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the “market value” of that stock);

†	the market values of all component stocks as of that time are aggregated;

†

the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

†	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

The S&P 500® Index

†	the current aggregate market value of all component stocks is divided by the base value; and

†	the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a “float-adjusted” number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock’s market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

†	the issuance of stock dividends;

†	the granting to shareholders of rights to purchase additional shares of stock;

†	the purchase of shares by employees pursuant to employee benefit plans;

†	consolidations and acquisitions;

†	the granting to shareholders of rights to purchase other securities of the issuer;

†	the substitution by S&P of particular component stocks in the Index; or

†	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

New Market Value
Old Base Value	×		=	New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Securities. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

The S&P 500® Index

Historical Closing Levels of the S&P 500® Index

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on March 14, 2007 was 1,387.17. The actual Index starting level will be the closing level of the Index on the trade date.

The graph below illustrates the performance of the Index from January 31, 1989 through March 14, 2007. The dotted line represents a hypothetical trigger level equal to 50% of the closing price of the Index on March 14, 2007. The actual Trigger Level will be based on the closing price of the Index on the trade date.

Source: Bloomberg L.P.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the

The S&P 500® Index

determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Valuation of the Securities

At Maturity. At maturity, you will receive a cash payment, the amount of which will depend upon (1) the performance of the Index and (2) whether the Index has closed below the Trigger Level on any trading day during the Observation Period.

†	If the Index Return is positive, you will receive your principal plus a return equal to the Participation Rate times the Index Return: $10.00 + ($10.00 × Participation Rate × Index Return)

†	If the Index Return is zero, you will receive your principal: $10.00

†	If the Index Return is negative and the Index level never closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal: $10.00

†

If the Index Return is negative and the Index level closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal reduced by that negative Index Return:
$10.00 + ($10.00 × Index Return)

The likelihood of the Index level closing below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index—the frequency and magnitude of changes in the level of the Index. You will lose some, and may lose all, of your principal at maturity if the Index Return is negative and the Index level has closed below the Trigger Level on any trading day during the Observation Period.

The “Trigger Level” equals •, which is 50% of the Index Starting Level.

The “Participation Rate” will be between 100% and 110%, to be determined on the trade date.

The “Index Return” will equal:

Index Ending Level – Index Starting Level

Index Starting Level

The “Index Starting Level” equals •, the closing level of the Index on or about March 23, 2007 (the “trade date”).

The “Index Ending Level” will equal the closing level of the Index on or about March 23, 2012 (“the final valuation date”).

The “Observation Period” is the period starting on the trade date and ending on, and including, the final valuation date.

For a discussion of these terms and the manner in which your payment at maturity will be determined, see “Specific Terms of the Securities—Payment at Maturity” beginning on page S-18.

Prior to Maturity. The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day and whether the Index has closed below the Trigger Level on any trading day during the Observation Period during the term of the Securities will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, the volatility of the Index, supply and demand for the Securities, the perceived creditworthiness of UBS interest rates, the time remaining to maturity, the market price of the Index Constituent Stocks, economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market price of Index Constituent Stocks. See “Risk Factors” beginning on page S-8 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. References to “Index” mean the S&P 500® Index.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment at Maturity

The amount payable to you at maturity will be calculated as described below:

†	If the Index Return is positive, you will receive your principal plus a return equal to the Participation Rate times the Index Return: $10.00 + ($10.00 × Participation Rate × Index Return)

†	If the Index Return is zero, you will receive your principal: $10.00

†	If the Index Return is negative and the Index level never closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal: $10.00

†

If the Index Return is negative and the Index level closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal reduced by that negative Index Return:
$10.00 + ($10.00 × Index Return)

Specific Terms of the Securities

The likelihood of the Index level closing below the Trigger Level during the Observation Period will depend in large part on the volatility of the Index—the frequency and magnitude of changes in the level of the Index. You will lose some, and may lose all, of your principal at maturity if the Index Return is negative and the Index level has closed below the Trigger Level on any trading day during the Observation Period.

The “Trigger Level” equals •, which is 50% of the Index Starting Level.

The “Participation Rate” will be between 100% and 110%, to be determined on the trade date.

The “Index Return” will equal:

Index Ending Level – Index Starting Level

Index Starting Level

The “Index Starting Level” equals •, the closing level of the Index on the trade date.

The “Index Ending Level” will equal the closing level of the Index on the final valuation date.

The “Observation Period” is the period beginning on the trade date and ending on, and including, the final valuation date.

Maturity Date

The maturity date will be on or about March 30, 2012, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

Final Valuation Date

The final valuation date will be on or about March 23, 2012, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 10 business days.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

†

a suspension, absence or material limitation of trading in a material number of the Index Constituent Stocks in the Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

Specific Terms of the Securities

†

a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of the Index Constituent Stocks in the Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

†	the Index is not published, as determined by the calculation agent in its sole discretion; or

†

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

†	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

†	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. Dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing

Specific Terms of the Securities

substantially equivalent economic value to you with respect to the Securities. That cost will equal:

†	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

†	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

†	no quotation of the kind referred to above is obtained, or

†	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

†	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

†	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine whether the Index has closed below the Trigger

Specific Terms of the Securities

Level, the Index Return, Index Starting Level, Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determinations by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index have changed at any time in any respect that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index Starting Level or Index Ending Level, the determination as to whether the Index has closed below the Trigger Level, or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the amount payable on the maturity date is equitable. All determinations and adjustments with respect to the Index Return, Index Starting Level, Index Ending Level, whether the Index has closed below the Trigger Level, the amount payable at maturity, or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, whether the Index has closed below the Trigger Level, the Index Return, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on Index Constituent Stocks or the Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

†	Acquire or dispose of securities of the issuers of Index Constituent Stocks,

†	Acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded-funds or other instruments based on the level of any Index or the value of the Index Constituent Stocks,

†	Acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

†	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on the Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Constituent Stocks from time to time. See “Risk Factors” on page S-8 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2006 (unaudited)	CHF	USD

	(in millions)

Debt
Debt issued(1)	311,351	248,878

Total Debt	311,351	248,878
Minority Interest(2)	6,300	5,036
Shareholders’ Equity	48,403	38,691

Total capitalization	366,054	292,604

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76635 (the exchange rate in affect as of September 30, 2006).

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Supplemental U.S. Tax Considerations

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid cash-settled forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you would recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. Alternatively, it is possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue

Supplemental U.S. Tax Considerations

Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

Supplemental U.S. Tax Considerations

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Security after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Securities against payment for the Securities on or about the fifth business day following the date of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Securities initially to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-8
The S&P 500® Index	S-13
Valuation of the Securities	S-17
Specific Terms of the Securities	S-18
Use of Proceeds and Hedging	S-23
Capitalization of UBS	S-24
Supplemental U.S. Tax Considerations	S-25
ERISA Considerations	S-29
Supplemental Plan of Distribution	S-30

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Performance Securities
with Contingent
Protection

UBS AG $• Securities
linked to the S&P 500® Index
due on or about March 30, 2012

Prospectus Supplement

March •, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.